



----------------                              U.S. SECURITIES AND EXCHANGED COMMISSION                  ----------------------------
 F  O  R  M   3                                        Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
                                      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           |OMB Number       3235-0104|
                                                                                                        |Expires: October 31, 2001 |
                                                                                                        |Estimated avg. burden     |
                                                                                                        |hours per response.....0.5|
                             Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,   ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940
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|1.Name and Address of Reporting Person* |2.Date of Event Requiring |4.Issuer Name and Ticker or        |6.If Amendment, Date of   |
|                                        |  Statement               |  Trading Symbol                   |  Original                |
|                                        |  (Month/Day/Year)        |                                   |  (Month/Day/Year)        |
|  Flynt              Patty          J.  |                          |  CoreComm Limited (COMM)          |                          |
|----------------------------------------|        09/29/00          |--------------------------------------------------------------|
| (Last)            (First)        (MI)  |                          |5.Relationship of Reporting Person |7.Individual or Joint/    |
|                                        |--------------------------|  to Issuer                        |  Group Filing            |
|                                        |3.IRS or Social Security  |  (Check all Applicable)           |  (Check Applicable Line) |
|  110 EAST 59TH STREET, 26TH FLOOR      |  Number of Reporting     | ___ Director                      |                          |
|----------------------------------------|  Person (Voluntary)      | _X_ Officer (give title below)    | _X_ Form filed by One    |
|               (Street)                 |                          | ___ 10% Owner                     |     Reporting Person     |
|                                        |                          | ___ Other (specify below)         | ___ Form filed by More   |
|                                        |                          |                                   |     than One Reporting   |
|  NEW YORK       NY              10022  |                          |   Chief Operating Officer         |     Person               |
|----------------------------------------------------------------------------------------------------------------------------------|
| (City)         (State)         (Zip)   |                                                                                         |
|                                        |               TABLE I - Non-Derivative Securities Beneficially Owned                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security                         |2.Amount of Securities  |3.Ownership Form:       |4.Nature of Indirect Beneficial    |
|  (Instr. 4)                                |  Beneficially Owned    |  Direct (D) or         |  Ownership                        |
|                                            |  (Instr. 4)            |  Indirect (I)          |  (Instr. 5)                       |
|                                            |                        |  (Instr. 5)            |                                   |
|                                            |                        |                        |                                   |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                            |                        |                        |                                   |
|  COMMON STOCK                              |         224,695 (1)    |        (D)             |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
|--------------------------------------------|------------------------|------------------------|-----------------------------------|
|                                            |                        |                        |                                   |
|                                            |                        |                        |                                   |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                          SEC 1473 (7-96)
*If the form is filed by more than one reporting person, SEE Instruction 5(b)(v).







FORM 3 (continued)

          TABLE II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible security)
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|1.Title of Derivative   |2.Date Exer-      |3.Title and Amount of Securities  |4.Conver-   |5.Ownership   |6.Nature of Indirect   |
|  Security              |  cisable and     |  Underlying Derivative Security  |  sion or   |  Form of     |  Beneficial           |
|  (Instr. 4)            |  Expiration      |  (Instr. 4)                      |  Exercise  |  Derivative  |  Ownership            |
|                        |  Date            |                                  |  Price of  |  Security:   |  (Instr. 5)           |
|                        |  (Month/Day/     |                                  |  Deriva-   |  Direct (D)  |                       |
|                        |  Year)           |                                  |  tive      |  or          |                       |
|                        |------------------|----------------------------------|  Security  |  Indirect    |                       |
|                        | Date    | Expi-  |                    |  Amount or  |            |  (I)         |                       |
|                        | Exer-   | ration |      Title         |   Number    |            |  (Instr. 5)  |                       |
|                        | cisable | Date   |                    |  of Shares  |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
| Employee               |         | 8/20/  |                    |             |            |              |                       |
| Stock Option           |   (2)   | 2008   |    Common Stock    |    27,000   |   $5.86    |      (D)     |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 9/13/  |                    |             |            |              |                       |
| Stock Option           |   (3)   | 2009   |    Common Stock    |   271,870   |  $22.33    |      (D)     |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 1/04/  |                    |             |            |              |                       |
| Stock Option           |   (4)   | 2010   |    Common Stock    |    40,500   |  $34.04    |      (D)     |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 3/21/  |                    |             |            |              |                       |
| Stock Option           |   (5)   | 2010   |    Common Stock    |   178,131  |   $46.00    |      (D)     |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 4/04/  |                    |             |            |              |                       |
| Stock Option           |   (5)   | 2010   |    Common Stock    |    50,000   |  $14.55    |      (D)     |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
| Employee               |         | 4/04/  |                    |             |            |              |                       |
| Stock Option           |   (4)   | 2010   |    Common Stock    |   100,000   |  $14.55    |      (D)     |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|------------------------|---------|--------|--------------------|-------------|------------|--------------|-----------------------|
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
|                        |         |        |                    |             |            |              |                       |
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Explanation of Responses:

(1) On September 29, 2000, (i) CoreComm Limited, a Bermuda company merged with and into CoreComm Merger Sub, Inc., a Delaware corporation, (ii) subsequently CoreComm Merger Sub, Inc. merged with and into ATX Telecommunications Services, Inc., a Delaware corporation, and (iii) ATX Telecommunications Services, Inc. changed its name in Delaware to CoreComm Limited. Shares and Options in CoreComm Limited, Bermuda, were converted into shares and options in CoreComm Limited, Delaware.
(2) These options become exercisable in two equal installments on January 1, 2001, and January 1, 2002.
(3) 1,869 options are currently exercisable, with an additional 90,000 options vesting on January 1st, 2001 and January 1st, 2002 and 90,001 vesting on January 1st, 2003.
(4) 60% of these options are currently exercisable , with an additional 20% vesting each January 1st.
(5) 40% of these options are currently exercisable , with an additional 20% vesting each January 1st.





**Intentional misstatements or omissions of facts constitute Federal              /s/ Patty J. Flynt                     10/06/2000
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).            ------------------------------------------  ----------
                                                                                  **Signature of Reporting Person           Date
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1473 (7-96)

Potential persons who are to respond to the collections of information contained in this form are not
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